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                     November 28, 2022

       John Michael Lawrie
       Chief Executive Officer
       TLG Acquisition One Corp.
       515 North Flagler Drive, Suite 520
       West Palm Beach, FL 33401

                                                        Re: TLG Acquisition One
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 3,
2022
                                                            File No. 001-39948

       Dear John Michael Lawrie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gerry Spedale, Esq.